Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Planar Systems, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements on Forms S-8 (File Nos. 33-82696, 33-82688, 33-90258, 333-45191, 333-37502, 333-86886, 333-101145, 333-101147, 333-101148, 333-123684, 333-138064, and 333-138063) of Planar Systems, Inc. of our reports dated December 10, 2008, with respect to the consolidated balance sheets of Planar Systems, Inc. as of September 26, 2008 and September 28, 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 26, 2008, and the effectiveness of internal control over financial reporting as of September 26, 2008, which reports appear in the September 26, 2008 annual report on Form 10-K of Planar Systems, Inc.

Our report dated December 10, 2008, on the consolidated financial statements, contains an explanatory paragraph that states, as discussed in Note 16 to the consolidated financial statements, the Company adopted SEC staff Accounting Bulletin (SAB) No. 108, “Considering the Effect of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements”, in the year ended September 28, 2007 and as discussed in Note 17 and Note 1 to the consolidated financial statements, the Company changed its method of accounting for asset retirement obligations and share based payment awards, respectively in 2006.

/s/ KPMG LLP

December 10, 2008